Exhibit 99.1

                   Amex Accepts Pro-Pharmaceuticals
                          Plan of Compliance


    NEWTON, Mass.--(BUSINESS WIRE)--Sept. 14,
2007--Pro-Pharmaceuticals, Inc. (Amex: PRW), a company "Advancing Drugs Through Glycoscience(R)", today announced it received notice from American Stock Exchange ("Amex") Staff that the Amex has accepted the Company's plan of compliance and granted the Company an extension until October 13, 2008 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Amex Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being de-listed from the American Stock Exchange.

    On June 22, 2007, the Company received notice from the Amex Staff indicating that the Company was below certain of the Amex's continued listing standards due to losses in two of its last three years with stockholders' equity below $2 million as set forth in Section 1003
(a)(i) of the Amex Company Guide. As previously announced, the Company was afforded an opportunity to submit a plan of compliance and presented its plan to the Amex on July 23rd.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals, Inc. is engaged in the discovery, development, and commercialization of therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases. The Company's initial focus is the development of a new generation of anti-cancer treatments using polymers with the intent of enhancing the safety and efficacy of chemotherapy agents. The Company's technology also is directed at "rescuing" drugs that were shelved for toxicity or "half-life" issues; increasing the solubility of existing drugs, and developing polymers as new chemical entities. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD LOOKING STATEMENTS: Any statements in this news release about this or future financings, expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the expected closing of the private placement and the anticipated use of proceeds. Such factors include uncertainties as to the utility and market for the Company's potential products; uncertainties associated with pre-clinical and clinical trials of the Company's product candidates; the Company's limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of its potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of its proprietary technology; compliance with and change of government regulation of the Company's activities, facilities and personnel; uncertainties as to the extent of reimbursement for the Company's potential products by government and private health insurers, uncertainties as to maintaining our listing on the American Stock Exchange, and the Company's history of operating losses and accumulated deficit. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. More information about those risks and uncertainties is contained in the Company's quarterly or annual report, Form 8-K and in the Company's other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals.


    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com